Introductory remarks by Doug Glader

Good Morning, My name is Doug Glader, and I am the CEO of Procera Networks. I would like to give you a summary of the business benefits that I see from our new partner, Netintact located in Varberg, Sweden. Then I will turn this call over to Mr. Sven Nowicki, the CEO of Netintact and Mr. Gary Johnson, our Sr. VP of Sales and Marketing, who will tell you some of the more specific details of the Netintact Products and the very large and successful business base that is currently using these products and why we believe there is such a good fit between our companies, and therefore a great business opportunity.

As you may know, we have signed a definitive agreement to merge with Netintact, and we expect the transaction to close before the end of the third quarter. In working with the Netintact product, we will bring the next generation of network analysis and management tools to a market that is searching for a solution that will increase our customer’s ability to both control and monetize the network infrastructure they have put into place. Netintact has over 150 satisfied customers in Scandanavia, Europe, South America, Australia and The Pacific Rim, and is excited about working with the team at Procera to increase sales in these markets and to penetrate the US, Latin American and Canadian markets.

Our companies have been working very closely together and we have a solid relationship that has resulted in winning several orders in the US in the last month and the signing of a significant contract in the Pacific Rim, and we are expecting good revenue growth over the next several quarters. Now let me turn the call over to Mr. Sven Nowicki, a founder and CEO of Netintact, who will tell you a little bit about Netintact and their customer base.

It is particularly noteworthy that Netintact has replaced many of its competitors products, but has NEVER been replaced by a competitor.

In summary, we are pleased to be working with Sven and his team at Netintact and we are quite confident that we can add our expertise in a complimentary manner and build on their success and develop a substantial customer base in the North American markets. We appreciate you taking time from you schedules to join us on this call this morning and I look forward to updating you with our progress over the next several quarters, which promise to be an exciting time for Procera.